EXHIBIT 4.10.5


                         FOURTH AMENDMENT
                                TO
               INVESTORS FIDUCIARY TRUST COMPANY
                    INVESTMENT SAVINGS PLAN


          WHEREAS, effective January 1, 1996, Investors Fiduciary Trust Company ("IFTC") as the employer established the "Investors Fiduciary Trust Company Investment Savings Plan" ("Plan") by executing on December 5, 1995, that certain "Standardized Form/Customized Adoption Agreement-001" ("Adoption Agreement") under that certain prototype plan known as the "Godwins Booke & Dickenson Prototype Profit Sharing and Employee Savings Plan and Trust" ("Prototype Plan Document");

          WHEREAS, under Section 11.1.2 of the Prototype Plan
Document IFTC reserved the right to amend the Plan;

          WHEREAS, IFTC also serves as trustee of the Plan;

          WHEREAS, by written instrument dated February 26, 1996, IFTC as employer adopted the First Amendment to the Plan ("First Amendment"), which amendment was in the form of an amendment to the Adoption Agreement; the First Amendment had the effect of withdrawing the Plan from the aforesaid prototype plan program and making the Plan an "individually designed plan" under Section
11.1.2 of the Prototype Plan Document;

          WHEREAS, once the Plan became an "individually designed plan," it was the intention of IFTC to maintain the Plan under the following documents taken together: (1) Prototype Plan Document,
(2) Adoption Agreement and (3) the First Amendment and all further amendments to any of them, which said documents taken together shall hereinafter be referred to as the "Plan";

          WHEREAS, IFTC has amended the Plan by the First
Amendment, that certain Second Amendment dated July 12, 1996, and that certain Third Amendment dated December 20, 1996;

          WHEREAS, IFTC now desires to further amend the Plan by amending the Prototype Plan Document and the Adoption Agreement.

          NOW, THEREFORE, IFTC as employer and trustee hereby amends the Investors Fiduciary Trust Company Investment Savings
Plan effective August 29, 1997, as follows:

          A.   AMENDMENTS TO THE ADOPTION AGREEMENT

          1. Section V.B. is hereby deleted in its entirety and a new Section V.B. is hereby substituted in lieu thereof to provide as follows:

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          B.   Prior service with certain affiliated or related
employers (1.52.2):

               Effective September 1, 1997, service with DST Systems, Inc. and its affiliates shall not be recognized as service under the Plan for employees whose service commences on or after such date. If IFTC is a member of a related group, the term "Employer" includes the related group members for purposes of crediting Hours of Service, determining Years of Service and Breaks in Service under the Plan, applying the limitations on allocations in
               Section 23, applying the top heavy rules and the minimum allocation requirements of Section 22, the definitions of employee, highly compensated employee, compensation and leased employee, and for any other purpose required by the applicable Code section or by a Plan provision. However, only IFTC may contribute to the Plan and only an employee employed by IFTC is eligible to participate in this Plan. A related group is a controlled group of corporations (as defined in Code 414(b)) trades or businesses (whether or not incorporated) which are under common control (as defined in Code 414(c)) or an affiliated service group (as defined in Code 414(m) or in Code 414(o)).

          2. Section XV.A.(1) is hereby deleted in its entirety and in lieu thereof Section XV.A.(4) is hereby elected to provide as follows:

              X      (4) The Committee shall be authorized to
                         direct the Trustee to establish an
                         Employer stock fund (as described in
                         Section 9.1) for the purpose of allowing participants to direct the investment or reinvestment of all or a portion of their accounts in Employer stock as designated below.

          If this item XV.A.(4) is selected, select one of the following additional options:

                    (A)  Each participant shall be permitted to
                         direct the investment or reinvestment of his entire account in the Employer stock fund.

              X     (B)  Each participant shall be permitted to
                         direct the investment and reinvestment of one or more of the following separate accounts which are a part of his entire account in the Employer stock fund:

               ____ (a) the discretionary Employer contribution account;

               ____      (b)  the deductible contribution account;

               ____      (c)  the mandatory contribution account;


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                  x      (d)  the elective deferral account;

                  x      (e)  the qualified non-elective
                              contribution account;

                         (f)  the employee after-tax contribution
                              account;

                  x      (g)  the matching contribution account;

                  x      (h)  the qualified matching contribution
                              account;

                  x       (i) the rollover account; and

                  x      (j)  the direct transfer account.

          2.   Section XV.B.(1) is hereby elected.

          3.   Section XV.D.(1)(b) is hereby elected.

          B.   AMENDMENTS TO THE PROTOTYPE PLAN DOCUMENT

          1. Section 8 of the Prototype Plan Document is hereby deleted in its entirety and a new Section 8 is hereby substituted in lieu thereof to provide as follows:

          Section 8.     Participant Directed Investments:

          8.1 Participant directed investments: Notwithstanding any other provisions of the plan, each participant having an amount to his credit under the plan may, acting through the Committee, direct the Trustee as to the investment or reinvestment of his account to the extent permitted by the Employer in the Adoption Agreement, subject to the following provisions of this Section 8 and Section 9:

          8.1.1 Directed investment funds: The investment manager appointed pursuant to Section 20.1.3 hereof shall determine from time to time the investment options ("directed investment funds") available to participants. In addition, the Committee may select as a directed investment fund any mutual fund for which State Street global Advisors serves as an investment advisor. If elected by the Employer in the Adoption Agreement, the directed investment funds may include an Employer stock fund (as defined in Section 9.1). Each participant shall be entitled to direct the investment and reinvestment of such of his separate accounts as shall be permitted in the Adoption Agreement ("directed separate accounts") among the directed investment funds. Each directed separate account of a participant shall be divided into sub-accounts reflecting the portion of such directed separate account invested in each directed investment fund ("fund accounts").


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          8.1.2     Adjustment of fund accounts:  Except as
     otherwise specifically provided herein, each fund account shall be adjusted as of each adjustment date in the manner provided in Section 7, as if it were the entire directed separate account of the participant to which it is subsidiary, with respect to distributions, withdrawals, loans, contributions and forfeitures allocated to it and with respect to its share of the net income or net loss of the directed investment fund of which it is a part.

          8.1.3 Direction of future contributions: In accordance with procedures adopted by the Committee, contributions allocated to a participant's directed separate accounts shall be apportioned among the directed investment funds in the manner designated by the participant. Any such designation for future contributions shall be made in multiples of the percentage chosen by the Employer in the Adoption Agreement. Any designation among directed investment funds shall remain in effect unless and until the participant shall file a timely application providing for a different designation. A participant may change his investment direction at such intervals during the plan year as designated by the Employer in the Adoption Agreement. If for any reason a participant shall not have made an effective designation with respect to any portion of a contribution allocated to a directed separate account, such contribution for which no designation was made shall be invested by the investment manager.

          8.1.4 Reallocations among directed investment funds: In accordance with procedures adopted by the Committee, a participant shall be entitled to reallocate the amount credited to each of his directed separate accounts among the available directed investment funds in multiples of the percentage designated by the Employer in the Adoption Agreement. Such reallocations may be made at such intervals during the plan year as designated by the Employer in the Adoption Agreement.

          8.1.5     Notification of Trustee:  The Committee
     shall notify the Trustee of all directions made in accordance with Section 8.1.3 and 8.1.4 as soon as practicable following their receipt.

          8.2  Rights in directed investment
funds: Notwithstanding the fact that all or a portion of a participant's account may be invested in directed investment funds selected by the investment manager or the Committee and may be expressed in dollars, shares, or units in a particular directed investment fund, such references shall mean the aggregate of the dollar amount and the number of shares of Employer stock, if any, which are credited to the participant's account at any point in time. Nothing contained in this Section 8 shall be deemed to give any participant any interest in any specific property in any directed investment fund or any interest in the plan, other than
(i) the right to receive payments or distributions in accordance with the plan, (ii) the right to instruct the Trustee how to vote Employer stock as permitted under Section 9.4, (iii) the right to instruct the Trustee how to vote the securities in the directed investment funds as permitted under Section 8.7; (iv) the right to instruct the Trustee with respect to the sale, exchange, or transfer of Employer stock as permitted under Section 9.5, (v) the right to instruct the Trustee with respect to the sale, exchange or transfer of the securities in the directed investment funds as permitted under Section 8.8, or (vi) to exercise any other right specifically granted to the participant under the plan.

          8.3 Effect of participant loans: In the event the participant's separate account from which an amount is borrowed pursuant to Section 6.6 is also a directed separate account, the amount borrowed from such account shall be withdrawn from the fund accounts with respect to such directed separate account on a pro rata basis. Any repayment of principal and interest on such borrowed amount shall be reinvested in the participant's fund accounts in accordance with the participant's investment direction in effect on the adjustment date as of which such repayment is credited to the participant's directed separate account.

          8.4 Distributions from directed separate accounts: In the event the participant's separate accounts from which an amount is to be distributed or withdrawn are also directed separate accounts, the amount distributed from such accounts shall be withdrawn from the fund accounts with respect to each such directed separate account on a pro rata basis.

          8.5 Accounts not subject to participant direction: In the event a participant is not permitted to direct the investment and reinvestment of one or more of his separate accounts, such separate accounts shall remain subject to the investment discretion of the investment manager.

          8.6 Authority of Trustee and Committee: The Trustee shall have and may exercise all powers necessary or advisable in order to implement the provisions of this Section 8. The Committee may promulgate rules or by-laws supplementing and implementing the provisions of this Section 8, including such rules or by-laws as may be necessary from time to time in order to provide a participant or beneficiary, within the meaning of Section 404(c) of ERISA and the regulations thereunder, an opportunity (i) to exercise control over assets in his account, and (ii) to choose, from a broad range of investment alternatives, the manner in which some or all of the assets in his account are invested. If it is not practicable for the Trustee to effect the transfer of funds on any date provided in this Section 8, the Trustee shall effect such transfer on the first practicable date thereafter.

          8.7 Voting of stock held in directed investment funds: The Employer elects to pass-through voting of stock allocated to a participant's separate accounts to such participants or their beneficiaries under the plan, and the following provisions shall apply:


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          8.7.1     Participant voting of stock:  Each
     participant or beneficiary shall be entitled to direct the Trustee as to the manner in which shares of stock allocated to the participant's separate accounts shall be voted with respect to any corporate matter that involves voting the stock allocated to the participant's separate accounts as of any record date.

          8.7.2 Trustee's responsibilities: The Trustee shall vote the stock held by the trust on the record date only as directed by the participants or investment manager.

          8.7.3     Voting instructions from
     participants: The Trustee shall vote such stock in accordance with the timely instructions of the respective participants and beneficiaries. The Trustee shall be responsible for soliciting and tabulating such votes. Prior to the voting of stock, the Committee shall distribute to each participant and beneficiary the same information concerning the vote as is furnished by the issuer to its shareholders. If the issuer does not furnish any such information within the appropriate time period under applicable state corporate law prior to the shareholders' meeting, the Committee shall, as soon as practicable, provide each participant and beneficiary with an explanation of those matters that to the best knowledge of the Committee are to be presented at such meeting for action by shareholders and are subject to direction by the participant or beneficiary and an appropriate form on which the participant or beneficiary may direct voting on such matters. If the Trustee does not receive participant or beneficiary instructions with respect to any stock or such instructions are not timely received, such stock shall be voted by the Trustee only as directed by the investment manager.

          8.8 Tendering: The following provisions shall apply in the event a tender offer or exchange offer, including but not limited to a tender offer or exchange offer within the meaning of the Securities Exchange Act of 1934, as amended, for any stock held by the trust in a directed investment fund (a "tender offer") is commenced.

          8.8.1 Independent recordkeeper; Trustee's responsibilities: In the event a tender offer for the stock held by the trust is commenced, the functions under the plan applicable to participation of such stock in the tender offer shall be undertaken by the independent recordkeeper appointed by the Committee at the time the tender offer is commenced, and the Committee shall not undertake any recordkeeping function under the plan that would serve to violate the confidentiality of any directions given by the participants or beneficiaries in connection with the tender offer. The independent recordkeeper shall use its best efforts to timely distribute or cause to be distributed to each participant and beneficiary such information as is being distributed to other shareholders in connection with the tender offer. The Trustee shall have no discretion or authority to sell, exchange or transfer any of the stock held in the participant's separate accounts pursuant to such tender offer except to the extent, and only to the extent, that the Trustee is timely directed to do so in writing as follows:

          (i) Each participant and beneficiary shall be entitled to direct the independent recordkeeper with respect to the sale, exchange, or transfer of the stock allocated to the participant's separate accounts. The independent recordkeeper shall then instruct the Trustee as to the number of shares to be tendered, in accordance with the above directions. The Committee shall instruct the Trustee to follow the directions of the independent recordkeeper pursuant to the terms of the tender offer. Instructions received from participants and beneficiaries by the independent recordkeeper shall be held in the strictest confidence and shall not be divulged or released to any person including the Committee, or the officers, directors, or employees of the Employer.

          (ii) The independent recordkeeper shall instruct the Committee and the Trustee as to the number of shares for which it did not receive any instructions or instructions were not timely received. The Trustee shall tender or not tender such shares of stock only as directed by the investment manager.

          8.8.2 Records: Following any tender offer that has resulted in the sale or exchange of any shares of stock held by the trust, the independent recordkeeper to which responsibility has been transferred shall continue to maintain on a confidential basis a record of the separate account of each participant or beneficiary to which shares of stock were allocated at any time during such officer, until complete distribution of such stock. The recordkeeper shall keep confidential any instructions that it may receive from participants or beneficiaries relating to the tender offer.

     2. Section 12 of the Prototype Plan Document is hereby deleted in its entirety and a new Section 12 is hereby substitute in lieu thereof to provide as follows:

               Section 12.  Allocation of Responsibilities Among
Named Fiduciaries:

          12.1 Duties of named fiduciaries: The named fiduciaries with respect to the plan and the fiduciary duties and other responsibilities allocated to each, which shall be carried out in accordance with the other applicable terms and provisions of the plan, are as follows:

               12.1.1    Board:

                    (i)  To amend the plan:

                    (ii) To appoint and remove members of the
               Committee, including the plan administrator;

                    (iii)     To appoint and remove any investment
                              managers;

                    (iv) To appoint and remove the Trustee under
                         the plan:

                    (v) To determine the amount to be contributed to the plan each year by the Employer;

                    (vi) To authorize the Committee to invest
               assets of the trust in Employer stock or to establish an Employer stock fund as described in
               Section 9.1; and

                    (viii)    To terminate the plan.

               12.1.2    Committee:

                    (i)  To interpret the provisions of the plan
               and to determine the rights of participants under the plan, except to the extent otherwise provided in Section 16 relating to claims procedure;

                    (ii) To administer the plan in accordance with
               its terms, except to the extent powers to administer the plan are specifically delegated to another named fiduciary or other person or persons as provided in the plan;

                    (iii)     To designate and approve any
               investment funds for participant directed investments to the extent permitted under Section
               8.1.1;

                    (iv) To account for the accrued benefits of
               participants;

                    (v) To direct the Trustee in the distribution of trust assets;

                    (vi) To direct the Trustee in the purchase and
               sale of Employer stock for the trust, subject to the provisions of Section 8 and Section 9; and

                    (vii)     To establish such procedures as it
               may be advisable for the proper administration of the plan, including, but not limited to, procedures for changes in investment directions, transfers of assets between fund accounts, and applications for elective deferrals, employee after-tax contributions, participant loans, withdrawals, distributions, direct transfers, and rollover contributions.

               12.1.3    Plan Administrator:

                    (i)  To file such reports as may be required
               with the United States Department of Labor, the Internal Revenue Service, and any other government agencies to which reports may be required to be submitted from time to time;

                    (ii) To comply with requirements of law for
               disclosure of plan provisions and other information relating to the plan to participants and other interested parties; and

                    (iii)     To administer the claims procedure
               to the extent provided in Section 16.

               12.1.4    Trustee:

                    (i)  To invest and reinvest trust assets
               pursuant to direction of the participants or any investment manager(s) appointed by the Board;

                    (ii) To invest and reinvest trust assets in
               Employer stock, if authorized by the Board and directed by the Committee;

                    (iii)     To make distributions to plan
               participants as directed by the Committee;

                    (iv) To render annual accountings to the
               Employer as provided in the plan; and

                    (iv) Otherwise to hold, administer and control
               the assets of the trust as provided in Section 20 of the plan.

               12.1.5    Investment Manager:  The duties of the
          investment manager shall be to manage, acquire and dispose of assets of the trust, or to direct the Trustee in the management, acquisition, and disposition of assets of the trust.

               12.1.6 Custodian: If the Trustee appoints a custodian to hold and manage the assets of the trust under the plan, then notwithstanding the foregoing provisions of this Section 12.1 or any other provisions of the plan, the duties of the custodian shall be to receive, hold, sell, exchange, and otherwise deal with the assets of the trust as instructed by the Trustee (or by the investment manager, if any, to the extent of the authority of the investment manger), to make distributions to participants as directed by the Committee, and to render accounts to the Trustee as provided in Section 20.2.

          12.2 Co-fiduciary liability: Except as otherwise provided in ERISA, a named fiduciary shall not be responsible or liable for any act or omission of another named fiduciary with respect to fiduciary responsibilities allocated to such other named fiduciaries, and a named fiduciary of the plan shall be responsible and liable only for its own acts or omissions with respect to fiduciary duties specifically allocated to it and designated as its responsibility.

          IN WITNESS WHEREOF, IFTC has caused this Fourth Amendment to be executed this 29th day of August, 1997.


                         INVESTORS FIDUCIARY TRUST COMPANY


                         By:   /s/  Thomas J. McCrossan
                              Thomas J. McCrossan
                              President and Chief Executive Officer

                              EMPLOYER AND TRUSTEE